Meta Materials Inc.

Outside Director Compensation Plan

Exhibit 10.15.0

Outside Director Compensation Plan

Initial Equity Award	$100,000 in RSUs
Annual Equity Award	$100,000 in RSUs
Equity Deferral	Voluntary
Severance

Upon retirement of an outside Director, all unvested RSUs will automatically vest in full. The treatment of unvested RSUs held by an outside Director upon a change in control will be determined by the terms of the 2021 Equity Incentive Plan.

Cash Compensation

Annual Retainer: $50,000

Additional Retainer for Non-Executive Chairman: $35,000

Additional Retainer for Committee Chairs:

Audit: $20,000

Human Resources and Compensation: $20,000

Governance and Nominating: $15,000

Share Ownership Guidelines	5x annual cash retainer to be achieved within 5 years.